Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Kyle Bland Navigant Investor Relations 312.573.5624 kyle.bland@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.5703 belia.ortega@navigant.com

Kathleen Walsh Joins Navigant’s Board of Directors

CHICAGO, Oct. 24, 2017 — Navigant (NYSE: NCI) announced today that Kathleen ‘Kate’ Walsh, president and CEO of the Boston Medical Center (BMC) health system, has been appointed to the company’s Board of Directors.

“We are pleased to welcome Kate to our Board,” said Julie Howard, chairman and CEO of Navigant. “During Kate’s noteworthy career she has been at the forefront of transformational change as a senior executive within some of the nation’s leading hospitals and hospital systems. Kate’s exceptional vision, healthcare acumen, and familiarity with solutions in highly regulated environments will be tremendous assets to our Board and Navigant’s core business.”

Walsh has been president and CEO of the BMC health system since 2010. BMC is a private, not-for-profit, academic medical center generating $2.8 billion in operating revenue. The BMC health system also includes the BMC HealthNet Plan, a Medicaid Managed Care Organization with more than 300,000 members and Boston HealthNet, a network affiliation of 14 community health centers throughout Boston.

Previously, Walsh was the executive vice president and chief operating officer of Brigham and Women’s Hospital in Boston. Prior to that, she served as the chief operating officer for Novartis Institutes for Biomedical Research and, at Massachusetts General Hospital (MGH), in positions including senior vice president of medical services and the MGH Cancer Center. She also held positions in several New York City hospitals including Montefiore, Columbia Presbyterian Medical Center, Saint Luke’s – Roosevelt Hospital Center, and the New York City Health and Hospitals Corporation.

Walsh is a member of the Boards of the Federal Reserve Bank of Boston, the Boston Public Health Commission, the Massachusetts Hospital Association, the AAMC Council of Teaching Hospitals, Pine Street Inn, the Yale Corporation, and the Greater Boston YMCA Board of Overseers.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

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